EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91554 on Form S-8 of East West Bancorp, Inc. of our report dated June 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, for the years ended December 31, 2006 and 2005), appearing in this Annual Report on Form 11-K of East West Bank Employees 401(k) Savings Plan for the year ended December 31, 2006.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California
June 28, 2007